UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2015

Versartis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Bohannon Drive, Suite 250 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 963-8580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 6, 2015, and as previously reported, Jay Shepard was appointed as our President and Chief Executive Officer. Mr. Shepard had served as Executive Chair of the Board since 2013. Following his appointment as Chief Executive Officer, Mr. Shepard will no longer serve as Executive Chair.

On May 11, 2015, the Compensation Committee of the Board approved the material terms of Mr. Shepard’s compensation arrangement as Chief Executive Officer, which includes (i) an annual base salary of $500,000; (ii) an annual cash bonus targeted at 50% of his base salary, dependent on performance with respect to both corporate and individual goals, as determined by the board of directors except that, with respect to the 2015 incentive bonus (to be paid in the first quarter of 2016), Mr. Shepard will receive a 2015 incentive bonus payment calculated at the target amount and prorated for the period of his actual employment in 2015; (iii) an option to purchase 309,000 shares of the Company’s Common Stock, and (iv) restricted units, or RSUs, for 96,000 shares. Options granted will have an exercise price equal to the fair market value of the Common Stock on the date of the grant and will vest as follows: 25% of the shares subject to the option shall vest twelve months after the vesting commencement date, and 1/48 of the shares subject to the option shall vest on each monthly anniversary of the vesting commencement date thereafter. RSUs will vest in four equal annual installments on the first, second, third and fourth anniversaries of the vesting commencement date. All compensation offered to Mr. Shepard is subject to applicable tax withholdings.

If terminated for any reason other than cause or permanent disability, Mr. Shepard will be eligible to receive certain severance benefits. If the termination is not in connection with a change in control, the severance benefits will include (i) up to 12 months of salary continuation and payment of health insurance coverage, (ii) 12 months accelerated vesting of the stock options and RSUs awarded to Mr. Shepard and (iii) up to 6 months post-termination to exercise any vested shares subject to such stock option. If terminated in connection with a change in control, severance benefits will be those specified under the Versartis, Inc. 2014 Equity Incentive Plan and the Versartis, Inc. Change in Control Severance Plan (the “Severance Plan”), which provides specified severance benefits to certain eligible officers and employees of the Company. Mr. Shepard will receive a “Severance Multiplier” of 18 under the Severance Plan, which will entitle him to: cash severance equivalent to 18 multiplied by the sum of his monthly base salary and monthly annual bonus target; up to 18 months’ payment of health insurance coverage and up to 18 months to exercise vested stock options. In addition, under the 2014 Equity Incentive Plan, if involuntarily terminated in connection with certain corporate transactions, including a change in control, Mr. Shepard will be eligible for full accelerated vesting of his outstanding stock options and RSUs.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Offer Letter to Mr. Shepard to be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Versartis, Inc.

Date May 15, 2015	By:	/s/ Joshua T. Brumm
Joshua T. Brumm Chief Financial Officer